Exhibit 10.97
Visual Studio Partner
Master Agreement
The Microsoft entity specified in Exhibit A (“us”) and “you,” the entity signing below, agree as follows.
1.	SCOPE. This Master Agreement contains the general terms for participation in various Microsoft partner initiatives relating to Microsoft software development technologies. This Master Agreement is supplemented by addenda containing the specific terms for participation in individual initiatives (“Addenda”). Addenda may be signed by us or our affiliates. If there is any inconsistency between this Master Agreement and an Addendum, the Addendum will prevail.
2.	DEFINITIONS. All references to this “Master Agreement” are meant to include all Addenda and other attachments, except where the context indicates otherwise. In addition, the following definitions apply:
2.1	“Eligible Products” means your software products as described in the Addenda we sign with you.

2.2	“Microsoft Platforms” means any current and future Microsoft operating system products, Microsoft run-time technologies (such as the .NET Framework), and Microsoft application platforms (such as Microsoft® Office or Microsoft® Dynamics) that we offer during the Term.

2.3	“Software” means any Microsoft software or other materials we provide you under this Master Agreement.
3.	INSTALLATION AND USE RIGHTS.
3.1	General. You may install and use copies of the Software to design, develop, and test Eligible Products.

3.2	Pre-Release Code. The Software may include pre-release code. The license terms with the pre-release code apply to your use of it. If an Addendum gives you additional rights to pre-release code, you also have those rights. In addition to any rights granted in the license terms accompanying pre-release code or in an Addendum, you may, in accordance with this Master Agreement, distribute Eligible Products that include or are developed from the pre-release code if and only if we (a) give you our prior written consent; or (b) you test and verify that the Eligible Products are fully compatible with the “release to manufacturing” version of such code.

3.3	Third Party Materials. The Software may include third party programs or materials. The license terms with those programs or materials apply to your use of them, and we are not liable for them.
4.	DISTRIBUTION RIGHTS AND REQUIREMENTS.
4.1	Distribution Rights. The Software may contain the following items (“Distributable Code”) that you may distribute in conjunction with Eligible Products if you comply with Section 4.2:
•	REDIST.TXT Files. You may copy and distribute the object code form of code listed in REDIST.TXT files, if any.

•	Sample Code. You may modify, copy, and distribute the source and object code form of code marked as “sample,” if any.

•	Image Library. You may copy and distribute images and animations in the Image Library, if any, as described in the software documentation. You may also modify that content. If you modify the content, it must be for use that is consistent with the permitted use of the unmodified content.

4.2	General Restrictions.
•	Pass-Thru Terms. You will require distributors and external end users of Distributable Code to agree to terms that protect it at least as much as this Master Agreement.

•	Copy Quality. You will ensure that the copies of Distributable Code you distribute are equivalent in quality to the copies included in the Software. At our request, you will send us representative copies for our inspection. If we notify you that we are dissatisfied with the quality of your copies, you will promptly correct the deficiencies.

•	Legal Notices. You will not alter any copyright, trademark, patent, or other legal notice or disclaimer in the Distributable Code.

•	Microsoft Platforms. You will not distribute the Distributable Code to run on a platform other than a Microsoft Platform.

•	Malware. You will not include Distributable Code in malicious, deceptive, or unlawful programs.

•	Excluded Licenses. You will not modify or distribute the source code of any Distributable Code so that any part of it becomes subject to an Excluded License. An “Excluded License” is one that requires, as a condition of use, modification, or distribution, that (a) the code be disclosed or distributed in source code form; or (b) others have the right to modify it.
4.3	Eligible Product Restrictions.
•	Copyright Notices. You will display your valid copyright notice on Eligible Products.

•	Our Trademarks. You will not use Microsoft trademarks in Eligible Products’ names or in a way that suggests Eligible Products come from or are endorsed by Microsoft. You may, however, refer to Microsoft products or services in accordance with our trademark guidelines, currently located at http://www.microsoft.com/trademarks.

•	Virus and Spyware Tests. You will test and clean all your copies of Distributable Code, using the best commercially available (in your reasonable judgement) antivirus and antispyware software, before you distribute them in conjunction with Eligible Products.
5.	SUBLICENSE RIGHTS. You may permit (a) independent contractors to install and use copies of the Software to help you design, develop, or test Eligible Products; and (b) distributors to copy and distribute the Distributable Code as part of Eligible Products. However, your contractors and distributors must comply with all terms applicable to you, and you will be jointly and severally responsible for breach of any such terms by your contractors or distributors.
6.	SCOPE OF LICENSE. The Software is licensed, not sold. This Master Agreement only gives you some rights to the Software. We reserve all other rights. Unless applicable law gives you more rights despite this limitation, you may use the Software only as expressly permitted herein. In doing so, you must comply with any technical limitations in the Software that only allow you to use it in certain ways. You may not:
•	reverse engineer, decompile, or disassemble the Software, except and only to the extent that applicable law expressly permits, despite this limitation;

•	publish the entire Software for others to copy;

•	rent, lease, or lend the Software; or

•	transfer the Software to any third party.
The patent rights, if any, granted hereunder only apply to the Software, and do NOT extend to any component or file not included in the Software (such as modifications or derivative works of the Software, other software or technology needed to use the Software, or combinations of the Software with other software or hardware).
7.	OTHER SOFTWARE TERMS.
7.1	Acceptance. The Software and any media are deemed accepted upon your receipt of them.

7.2	Support. Unless expressly provided in Addendum, we may not provide support services for the Software. You, however, will be responsible for providing support for Eligible Products.
8.	PAYMENT TERMS.
8.1	Program Fees. We will invoice you for any fees you must pay under an Addendum. You will pay all invoices within 45 days after the invoice date, in accordance with the instructions in our invoice. We may assess a late payment charge of 1.5% per month or the highest lawful rate, whichever is less, on all past due amounts. All amounts payable will be reported, invoiced, and paid in U.S. dollars.
8.2	Taxes.
(a)	The amounts you pay do not include any foreign, U.S. federal, state, local, municipal, or other governmental taxes, duties, levies, fees, excises, or tariffs arising out of or relating to the transactions contemplated herein. However, you will pay us any applicable value added, goods and services, sales or use taxes, or like taxes that are owed by you solely as a result of entering into this Master Agreement and which are permitted to be collected from you by us under applicable law. You may provide us a valid exemption certificate, in which case we will not collect taxes covered by such certificate. We are not liable for any of your taxes that you are legally obligated to pay that are incurred or arise in connection with or are related to the sale of goods and services hereunder (including net income or gross receipts taxes, franchise taxes, and/or property taxes), and all such taxes will be your financial responsibility. You will defend. indemnify, and hold us harmless from any of the foregoing taxes (including sales or use taxes paid by you to us) or claims, causes of action, costs (including reasonable attorneys’ fees), and any other liabilities of any nature whatsoever related to such taxes.

(b)	If any non-U.S. tax authorities determine that taxes must be withheld on your payments to us, you may deduct such taxes from the amount you owe us and pay them to the appropriate taxing authority, but only if you promptly secure and give us an official receipt for such taxes or other documents necessary to enable us to claim a U.S. Foreign Tax Credit. You will ensure that any taxes withheld are minimized to the extent possible under applicable law.

(c)	This Section 8.2 governs the treatment of all taxes arising as a result of or in connection with this Master Agreement, notwithstanding any other provision.
8.3	Delivery Terms. All media we provide you will be delivered DDU (Delivered Duty Unpaid) (as defined in Incoterms 2000) at the port of entry for your country.
9.	FEEDBACK. If you give us feedback about the Software, you give us, without charge, the right to use, share, and commercialize your feedback in any way and for any purpose. You also give to third parties, without charge, any patent rights needed for their products, technologies, and services to use or interface with any specific parts of any Microsoft software or service that includes the feedback. You will not give feedback that is subject to a license that requires us to license our software or documentation to third parties because we include your feedback in them. We may also use any technical information we gather or derive as part of support or other services provided to you in connection with this Master Agreement, in order to improve Microsoft products or services, or to provide customized services or technologies to you. We may disclose this information to others, but not in a form that personally identifies you.
10.	AUDITS. During the Term and for 2 years thereafter, you will keep all usual and proper records relating to the Software and any Eligible Products, sufficient to determine your compliance with this Master Agreement, including any amounts payable hereunder. You will permit an independent certified public accountant we select (not on a contingent fee basis) to conduct an audit of all of your records, information, personnel, and facilities for purposes of verifying your compliance. The accountant will give you at least 5 days’ advance notice of the audit, and will conduct it during your regular business hours. The accountant will provide us a summary of its findings. If an audit does not reveal a material lack of compliance with this Master Agreement, we will not initiate another audit for at least one year after that audit. If an audit reveals an underpayment of fees, you will pay us the unpaid amount. If the underpayment is by more than 5% for any period, you will pay our costs associated with the audit.
11.	YOUR WARRANTIES. You represent and warrant that (a) you have the right to enter into and perform this Master Agreement; (b) there is no pending or threatened dispute or controversy relating to Eligible Products; (c) Eligible Products comply and will comply with all applicable laws; and (d) Eligible Products do not and will not violate any third party intellectual property or other legal rights.
12.	LEGAL EFFECT. This Master Agreement describes certain legal rights. You may have other rights under the laws of your country. This Master Agreement does not change your rights under the laws of your country if the laws of your country do not permit it to do so.
13.	DISCLAIMER OF WARRANTY. Except for any express warranties in the specific license terms for any Software and any services, trademarks, or logos we provide you in connection with this Master Agreement, we provide such items “AS-IS.” You bear the risk of using them. We give no express warranties, guarantees, or conditions. To the extent permitted under your local laws, we exclude the implied warranties of merchantability, fitness for a particular purpose, and non-infringement. If we provide you with any marketing benefits under an Addendum, we make no representations, assurances, or warranties regarding the number of customers that you may gain or any other benefits that you may enjoy as a result of the marketing benefits.
14.	LIMITATION ON AND EXCLUSION OF REMEDIES AND DAMAGES. You can recover from us and our suppliers only direct damages up to the greater of the amount you paid under this Master Agreement or U.S. $5.00. You cannot recover any other damages, including lost profits or consequential, special, indirect, or incidental damages. This limitation applies to (a) anything related to the Software, services, content (including code) on third party Internet sites, or third party programs; and (b) claims for breach of contract, breach of warranty, guarantee or condition, strict liability, negligence, or other tort to the extent permitted by applicable law. It also applies even if we knew or should have known about the possibility of the damages. The above limitation or exclusion may not apply to you because your country may not allow the exclusion or limitation of incidental, consequential, or other damages.
15. INDEMNITY.
15.1	Claims and Losses. You will defend us, our affiliates and successors, and the officers, directors, employees, and agents of each (“Microsoft Indemnitees”) against any and all threats, actions, suits, claims, demands, or other proceedings brought by others, arising out of or relating to (a) the marketing, distribution, or use of Eligible Products or modifications or derivative works of the Software made by you or on your behalf, if such claims, etc. would have been avoided by the exclusive use of the unmodified Software; or (b) any facts that, if true, would be a breach of your warranties or obligations in this Master Agreement, including obligations in any Addendum (“Claims”). You will also indemnify and hold Microsoft Indemnitees harmless from all damages, losses, liabilities, injuries, judgments, fines, penalties, interest, assessments, costs, and expenses of any kind attributable to Claims, including reasonable attorneys’ and experts’ fees (“Losses”).

15.2	Procedures. We will promptly notify you of any Claim. We will permit you, through counsel chosen by you and reasonably acceptable to us, to answer and assume the defense of any Claim, and will cooperate with you at your request and expense in all reasonable respects in the defense. You will not be responsible for any settlement made by us without your written permission, which permission shall not be unreasonably withheld. We may also employ separate counsel and participate in the defense at our own expense. You may not settle any Claim on behalf of a Microsoft Indemnitee, or publicize any settlement of a Claim, without first obtaining our written permission, which we will not unreasonably withhold.
16.	CONFIDENTIALITY. If you have signed a standard reciprocal Microsoft Corporation Non-Disclosure Agreement (“NDA”) with us, then any Confidential Information (as defined therein) relating to the subject matter of this Master Agreement, including the terms of this Master Agreement, will be subject to the NDA. If not (or if that NDA terminates during the Term), then the following terms apply:
16.1	Definition. The terms of this Master Agreement and any Addenda, and any Software other than that which you may distribute or disclose under this Master Agreement, are our “Confidential Information.”

16.2	Use. For 5 years after entering into this Master Agreement, you may not disclose Confidential Information to third parties. You may disclose Confidential Information only to your employees and consultants who need to know the information to assist you. You must have written agreements with them that protect the Confidential Information at least as much as this Master Agreement.

16.3	Exclusions. You may disclose Confidential Information in response to a judicial or governmental order. You must first give written notice to us to allow us to seek a protective order or otherwise protect the information. Confidential Information does not include information that (a) becomes publicly known through no wrongful act; (b) you received from a third party who did not breach confidentiality obligations to Microsoft or its suppliers; or (c) you developed independently.

16.4	Media Communications. Any press release or communication to the press or public regarding this Master Agreement and the parties’ relationship will be made only after prior consultation with and written approval of each party. You may, however, publicly describe your participation, if any, in specific Visual Studio partner programs in way that is accurate, is not misleading in any way, and does not claim or imply Microsoft endorsement of you or your Eligible Products.
17.	TERM AND TERMINATION.
17.1	Term. This Master Agreement will become effective on the later of the dates you and we sign it, and will end on the third-year anniversary of that date, unless terminated earlier (“Term”).

17.2	Termination of Master Agreement. During the Term, either party may immediately terminate this Master Agreement (a) upon a material breach of this Master Agreement by the other party, including breach of Sections 11, 16, or 18.5 or any infringement of the first party’s proprietary rights; (b) if the other party does not cure any other breach of this Master Agreement within 30 days after written notice; (c) upon expiration or termination of the last remaining Addendum in effect between the parties; or (d) if the other party is found bankrupt, admits its inability to pay or ceases to pay debts as they become due, or otherwise can reasonably be considered insolvent.

17.3	Termination of Addenda. During the Term, either party may immediately terminate an Addendum (a) upon the other party’s material breach of the Addendum or this Master Agreement; or (b) for any other breach of the Addendum or this Master Agreement by the other party that is not cured within 30 days after written notice. In addition, upon any expiration or other termination of this Master Agreement, all Addenda will also terminate.

17.4	Effect of Termination. Neither party will be responsible for any costs or damages resulting from the termination of this Master Agreement or any Addendum in accordance with this Master Agreement. Expiration or other termination of this Master Agreement will not affect any external end user licenses you have previously granted in accordance with this Master Agreement. In addition, unless we terminate this Master Agreement or an Addendum for your material breach, you may (a) for a period of 90 days after termination, continue to distribute copies of Eligible Products in accordance with this Master Agreement that are in your inventory or distribution channel as of the effective date of termination; and (b) continue to exercise any rights granted hereunder as necessary to provide external end users with technical support for copies of Eligible Products licensed to them in accordance with this Master Agreement.

17.5	Return or Destroy. Upon expiration or other termination of this Master Agreement or an Addendum (or, if this Master Agreement gives you rights surviving such expiration or other termination, as in Section 17.4, then after such license rights expire), you must return or destroy all full or partial copies of the Software in your possession or under your control within 30 days after the termination date. At our request, you will certify such return or destruction in writing

17.6	Survival. All definitions and Sections 8 through 18, together with any terms in Addenda that are designated as surviving, will survive expiration or termination of this Master Agreement. Upon any termination of an Addendum but not this Master Agreement, the terms in Addendum designated as surviving, together with the rest of this Master Agreement, will survive.
18.	GENERAL.
18.1	Notices. All notices, authorizations, and requests relating to this Master Agreement will be in writing. Notices will be deemed given on the day of receipt by messenger, delivery service, email, fax, or U.S. mail (postage prepaid, certified or registered, return receipt requested) and addressed as follows (or to such other address as may be designated by written notice under this Section):

If to us:	If to you:

To the entity specified in Exhibit A	Name of entity: Borland Software Corporation
Attention: VS Partner Program Manager	Address: 20450 Stevens Creek Blvd.
Copy to: VS Partner Program Attorney	Suite 800, Cupertino, CA 95014-2265
Email: vsipinfo@microsoft.com	Attention: Terry Carroll
Fax: 408-517-2869
Email:
18.2	Our Relationship. Even if we call you a “partner,” you are an independent contractor for purposes of this Master Agreement. This Master Agreement will not be construed as creating a partnership, joint venture, agency, or franchise relationship or any fiduciary duty. You do not have the power to (a) make any promise or warranty on behalf of us or our affiliates; (b) vary any terms, conditions, warranties, or covenants by us or our affiliates; or (c) grant any person any rights that we have not previously authorized in writing.

18.3	Waivers. No waiver of any breach of any term of this Master Agreement will constitute a waiver of any other breach of the same or other terms. No waiver will be effective unless made in a writing signed by an authorized representative of the waiving party.

18.4	Severability. If a court finds any term of this Master Agreement to be unenforceable, unlawful, or invalid, that term will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Master Agreement will continue in full force and effect.

18.5	Assignment. You may not assign this Master Agreement, or any rights or obligations in this Master Agreement, without our prior written consent. For purposes of this Master Agreement, an “assignment” by you includes each of: (a) a change in your beneficial ownership of greater than 20% (whether in a single transaction or series of transactions) if you are a partnership, trust, limited liability company, or other like entity; (b) your merger with another party, whether or not you are the surviving entity; (c) the acquisition of more than 20% of any class of your voting stock (or any class of non-voting security convertible into voting stock) by another party (whether in a single transaction or series of transactions); and (d) the sale or other transfer of more than 50% of your assets (whether in one or multiple transactions).

18.6	Governmental Approvals. You will, at your own expense, obtain and maintain in full force and effect all governmental approvals or filings, if any, and comply with all applicable laws and regulations, in connection with your performance under this Master Agreement.

18.7	Export Restrictions. The Software may be subject to United States export laws and regulations. You must comply with all domestic and international export laws and regulations that apply to the Software. These laws include restrictions on destinations, end users, and end use. For additional information, see www.microsoft.com/exporting.

18.8	Applicable Law. If you are based outside of the European Union, this Master Agreement will be governed by the laws of the State of Washington and the United States. Otherwise, this Master Agreement will be governed by the laws of Ireland. The 1980 United Nations Convention on Contracts for the International Sale of Goods will not apply to this Master Agreement.

18.9	Dispute Resolution. If we bring an action to enforce this Master Agreement, we will bring it in the jurisdiction where you are based. If you bring an action to enforce this Master Agreement against any Microsoft affiliate located outside of the European Union, you will bring it in the State of Washington, USA. Otherwise, you will bring such action in Ireland. Either party may, however, seek injunctive relief with respect to a violation of intellectual property rights or confidentiality obligations in any appropriate jurisdiction.

18.10	Entire agreement; Modifications. This Master Agreement, together with the NDA (if any) and the terms for supplements, updates, Internet-based services and support services that you use, is the entire agreement between you and us with respect to the subject matter of this Master Agreement. Except as otherwise provided herein, this Master Agreement will not be modified except by a subsequent written agreement signed by your and our authorized representatives.

THE MICROSOFT ENTITY INDICATED IN		YOU:
EXHIBIT A:

		Entity name:	Borland
Signature: Printed name:	/s/ Darrell G. Malcolm Darrell G. Malcolm	Signature: Printed name:	/s/ Tod Nielsen Tod Nielsen
Date: 11 Aug 2006		Date: 8/10/06